EXHIBIT 11.1
INTELLICORP, INC.
STATEMENT REGARDING COMPUTATION OF NET LOSS PER SHARE


                                       Three months ended           Nine months ended
(In thousands, except                      March  31,                    March  31,
                                          ------------                  ------------
per share amounts)                     1997           1996           1997           1996
                                       ----           ----           ----           ----
Primary and Fully Diluted:
--------------------------

Total weighted average common
      shares outstanding               12,809         12,213         12,546         12,178
                                     ========       ========       ========       ========

Loss per share:

      Net loss                       $   (383)      $ (1,385)      $ (2,032)      $ (2,578)

      Preferred stock dividend
        requirement:
          Series A and Series B           (59)            --           (148)            --
          Embedded dividend            (1,720)            --         (1,720)            --
                                                                   --------       --------

      Net loss available to
          common stockholders        $ (2,162)      $ (1,385)      $ (3,900)      $ (2,578)
                                     ========       ========       ========       ========

      Net loss per share             $  (0.17)      $  (0.11)      $  (0.31)      $  (0.21)
                                     ========       ========       ========       ========


                                       14